Exhibit 23.1

AUDITOR’S CONSENT

We consent to the use of our report dated March 12, 2013, with respect to the consolidated financial statements of KfW as of and for the year ended December 31, 2012, comprising the statement of comprehensive income, statement of financial position, statement of changes in equity, statement of cash flows and the notes to the consolidated financial statements for the year then ended, and the group management report for the business year from January 1, 2012 to December 31, 2012, incorporated herein by reference, which report appears in Exhibit (d) to KfW’s Annual Report on Form 18-K for the year ended December 31, 2012. The group management report to which our auditor’s report dated March 12, 2013 refers is not presented in such exhibit.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft
Frankfurt
November 8, 2013